Exhibit 99.1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT, dated as of the 8th day of September, 2021, between PTC Trustees GY Limited as Trustee of The GYF Trust and Gavril Abramovich Yushvaev (collectively, the “Joint Filers”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

1.	Schedule 13G with respect to the Common Stock, par value $0.0001 per share, of Humacyte, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2.	Each of the Joint Filers is eligible to use Schedule 13G for the filing of information therein contained.

3.
Each of the Joint Filers is responsible for the timely filing of Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

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IN WITNESS WHEREOF, the undersigned have caused this Joint Filing Agreement to be duly executed and delivered as of the date first written above.

PTC TRUSTEES GY LIMITED AS TRUSTEE OF THE GYF TRUST

By:            \s\ Svetlana Colta
            Name:  Svetlana Colta
            Title:    Director

By:            \s\ Stella Kammitsi
            Name:  Stella Kammitsi
            Title:    Director

\s\ Gavril Abramovich Yushvaev
Gavril Abramovich Yushvaev